EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in Amendment No. 1 to the Registration Statement on Form S-3  (No. 333-141826) of our report dated March 3, 2006 relating to the consolidated financial statements at December 31, 2005, and for each of the two years in the period ended December 31, 2005, and the financial statement schedule for each of the two years in the period ended December 31, 2005, which appears in ev3 Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006.  We also consent to the reference to us under the heading “Experts” and in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
Minneapolis, Minnesota
April 18, 2007